NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: May 2, 2003

FOR IMMEDIATE RELEASE

COMMUNITY FINANCIAL REPORTS RECORD ANNUAL EARNINGS
STAUNTON, VIRGINIA

            Community Financial Corporation (Nasdaq: CFFC), the holding company for Community Bank, Staunton, Virginia, its sole operating subsidiary, today reported earnings for the quarter and fiscal year ended March 31, 2003. For the fourth quarter ended March 31, 2003, Community Financial reported earnings of $580,000 or $0.28 per diluted share, compared to $564,000 or $0.25 per diluted share for the same period last year. The increase in net income for the current quarter compared to the 2002 quarter can be attributed primarily to an increase in net interest income of approximately $240,000.

            Earnings for the fiscal year ended March 31, 2003, were $2.9 million or $1.33 per diluted share compared to $2.6 million or $1.14 per diluted share, a 17% increase in diluted earnings per share. The increase in earnings for the fiscal year ended March 31, 2003 is attributable primarily to an increase in net interest income. The increase in net interest income is related to increases in the interest rate spread between interest-earning assets and interest-bearing liabilities and the average balance of loans outstanding during the year ended March 31, 2003. Loans outstanding, net of the allowance, at March 31, 2003 totaled $249.4 million, up 11% from $223.8 million from the prior year. Deposits totaled $247.2 million at year end, up 21% from $204.5 million from the previous year. Doug Richard, President and Chief Executive Officer of Community Financial Corporation, noted that this was the most profitable year that the Company has experienced in its seventy-five year history.

            After reviewing the Company's financial position and operating results the Board of Directors approved a quarterly cash dividend of $0.09 per share payable May 21, 2003, to stockholders of record as of the close of business on May 7, 2002. Stockholders' equity totaled $26.3 million at March 31, 2003, representing a book value of $12.78 per share at such date. The Board of Directors of Community Financial also previously authorized a repurchase of up to 10% of our outstanding shares or approximately 225,000 shares, 194,000 of which have been repurchased as of March 31, 2003 at a weighted average price of $12.15 per share. Finally, the Board of Directors set July 30, 2003 as the date for the Company's annual stockholders' meeting and June 2, 2003 as the record date for stockholder voting at that meeting.

            At March 31, 2003 Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Its mortgage-banking subsidiary is headquartered in Richmond, Virginia. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

            This press release contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of Community Financial Corporation and its subsidiaries. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. Such factors include (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) customer preferences, (iii) national and local economic and market conditions, (iv) higher than anticipated operating expenses and (v) a lower level of or higher cost for deposits than anticipated. Community disclaims any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.